UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 10, 2012

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA	19341
(Address of Principal Executive Offices)	(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

ViroPharma Incorporated (“ViroPharma”) previously entered into a Distribution and Supply Agreement, dated November 30, 2007, as amended (the “Agreement”), with Prasco, LLC (“Prasco”). Pursuant to the terms of the Agreement, upon the delivery of a written notice from ViroPharma to Prasco (the “Commencement Notice”), ViroPharma grants Prasco a license under ViroPharma’s New Drug Application for Vancocin® (vancomycin hydrochloride capsules, USP) (the “NDA”) to distribute and sell vancomycin hydrochloride capsules as an authorized generic product. ViroPharma delivered the Commencement Notice to Prasco on April 10, 2012. In consideration for the license to distribute vancomycin hydrochloride capsules as an authorized generic, Prasco will pay ViroPharma (i) a supply price (the “Supply Price”) for each carton of vancomycin hydrochloride capsules and (ii) a specified percentage of the net distributable profits. The Supply Price and the percentage of the net distributable profits will vary depending on the number of additional generic versions of vancomycin hydrochloride capsules that are available.

The Agreement continues in effect for an initial term of five (5) years from the date of the Commencement Notice unless terminated earlier pursuant to its terms. In addition to standard termination rights provided to each party, either party may terminate the Agreement (i) if Prasco’s selling price during a specified period decreases to a certain percentage of the Supply Price and the parties are unable to agree on a reduced Supply Price or (ii) in the event of the withdrawal of (a) the NDA, (b) Vancocin from the market for medical or scientific concerns as to toxicity, safety or efficacy or (c) Vancocin upon the written request of a regulatory agency.

ViroPharma intends to file a copy of the Agreement, as amended, as exhibits to ViroPharma’s quarterly report on Form 10-Q for the quarter ended June 30, 2012 with portions omitted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: April 13, 2012	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary